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                                                              HECO Exhibit 12(b)
                                                              ------------------

Hawaiian Electric Company, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)

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                                                                       Nine months ended
                                                                          September 30,
                                                                     ----------------------
(dollars in thousands)                                                 1994          1993
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
Fixed charges
Total interest charges...........................................    $ 27,770      $25,276
Interest component of rentals....................................         622          761
Pretax preferred stock dividend requirements of subsidiaries.....       3,491        2,468
                                                                     --------      -------
Total fixed charges..............................................    $ 31,883      $28,505
                                                                     ========      =======
Earnings
Income before preferred stock dividends of HECO..................    $ 47,041      $41,803
Income taxes (see note below)....................................      31,155       25,234
Fixed charges, as shown..........................................      31,883       28,505
AFUDC for borrowed funds.........................................      (2,886)      (2,984)
                                                                     --------      -------
Earnings available for fixed charges.............................    $107,193      $92,558
                                                                     ========      =======
Ratio of earnings to fixed charges...............................        3.36         3.25
                                                                     ========      =======
Note:
Income taxes is comprised of the following:
  Expense relating to operating income from regulated activities.    $ 31,216      $25,283
  Benefit relating to loss from nonregulated activities..........         (61)         (49)
                                                                     --------      -------
                                                                     $ 31,155      $25,234
                                                                     ========      =======
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